Exhibit 5.1

September 1, 2015

Board of Directors

CNB Financial Corporation

1 South Second Street, P.O. Box 42

Clearfield, PA 16830

Re: Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We are acting as counsel to CNB Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 to Form S-3 (Reg. No. 333-163047) (the “Registration Statement”), filed with the Securities and Exchange Commission in connection with the public offering of up to 500,000 shares of its common stock, no par value per share (the “Shares”), which Shares may be sold by the Company from time to time pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) as set forth in the prospectus which forms a part of the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon issuance of the Shares in exchange for the consideration therefor set forth in the DRIP, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP